UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CORENERGY INFRASTRUCTURE TRUST, INC.
(Name of Registrant as Specified In Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

UPDATE to the Company’s Proxy Statement filed June 1, 2021
For the June 29, 2021 Annual Meeting of Stockholders

The following information from the Company’s above-referenced proxy statement is updated to reflect the fact that, following the original publication and filing of the proxy statement on June 1, 2021, the Company engaged the firm of Okapi Partners to assist in the solicitation of proxies for the Annual Meeting:

Expenses and Solicitation of Proxies

The expenses of preparing, printing and mailing the Notice and the proxy card, the accompanying notice and this proxy statement (as requested) and all other costs in connection with the initial solicitation and voting of proxies will be borne by the Company. The Company may also reimburse banks, brokers and others for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners of shares of the Company. In order to obtain the necessary quorum at the Annual Meeting, additional solicitation may be made by mail, telephone, telegraph, facsimile, e-mail or personal interview by representatives of the Company, by the Company's external manager, Corridor, by the Company’s transfer agent, by brokers or their representatives. The Company will not pay any representatives of the Company or Corridor any additional compensation for their efforts to supplement proxy solicitation.  In addition, the Company has engaged the firm of Okapi Partners, an independent proxy solicitation firm, to assist in the solicitation of proxies for the Annual Meeting.  The Company has agreed to pay Okapi Partners a fee of $13,500, plus costs and expenses, for these services.